UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)      February 20, 2007

Community Capital Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

000-25345	58-2413468
(Commission File Number)	(IRS Employer Identification No.)

2815 Meredyth Drive, Albany, Georgia	31707
(Address of Principal Executive Offices)	(Zip Code)

(229) 446-2265
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.05. Amendment to Registrant's Code of Ethics.

On February 20, 2007, the Board of Directors of Community Capital Bancshares, Inc. (“Community Capital”) adopted a revised Code of Business Conduct and Ethics (the "Code"). The revised Code requires all employees, officers, directors and principal shareholders of Community Capital, Albany Bank & Trust, N.A. and AB&T National Bank (collectively, the “Company”) and their related interests to comply with Code. The revised Code addresses information provided to third parties, including information provided concerning suspicious activity reports under the Bank Secrecy Act, and includes a new section titled “Information Concerning Company Directors, Employees or other Third Parties.” The revised Code also states that disclosure of an insider’s interest is not sufficient to allow the insider to participate in the approval process for a loan to be made to the insider or any of the insider’s related interests, and that each officer, director and principal shareholder of the Company has a duty to disclose, at least annually, any related interests. Further, executive officers of Albany Bank & Trust, N.A. and AB&T National Bank are no longer required to provide written reports to the Board of Directors regarding certain loans attained from other banks, savings associations or correspondent banks. The foregoing is a brief summary of the changes to the Code and is qualified in its entirety by reference to the Code attached hereto as Exhibit 14.1.

The Company believes the Code is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including: the ethical handling of conflicts of interest; full, fair and accurate disclosure in filings and other public communications made by the Company; compliance with applicable laws; prompt internal reporting of violations of the Code; and accountability for adherence to the Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY CAPITAL BANCSHARES, INC.

Dated: February 22, 2007	By:	/s/ David J. Baranko
Name: David J. Baranko Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

14.1	Code of Business Conduct and Ethics

4